ENVIRONMENTAL INDEMNITY



         This Environmental Indemnity (as amended, modified or otherwise supplemented from time to time, this "Indemnity") is made and entered into as of June 3, 1999, by and between Riviera Black Hawk, Inc., a Colorado corporation (the "Company"), as indemnitor ("Indemnitor"), and IBJ WHITEHALL BANK & TRUST COMPANY, a New York banking association, having an office at One State Street, 10th Floor, New York, New York 10004, as trustee (in such capacity, together with its successors and assigns in such capacity, the "Trustee") under the Indenture referred to below for the holders from time to time (the "Holders") of the First Mortgage Notes due 2005 (together with any amendments, supplements, modifications, renewals or extensions thereof and any notes issued in replacement thereof or exchange therefor from time to time, the "Notes"), in the original aggregate principal amount of $45,000,000, issued by Indemnitor.

                                    RECITALS

         A. Indemnitor is the present owner or lessee of the real property included in the Collateral (together with all other property at any time owned, leased or managed by Indemnitor and (i) subject to a Lien in favor of the Trustee or (ii) on which any equipment subject to a Lien in favor of the Trustee is located (the "Trust Property")).

         B. Indemnitor and the Trustee are, contemporaneously with the execution and delivery of this Indemnity, entering into a certain Indenture, dated as of June 3, 1999, between Indemnitor and the Trustee (as the same may be supplemented, amended, restated or otherwise modified from time to time, the "Indenture") pursuant to which Indemnitor is issuing the Notes.

         C. The Holders have required, as a condition precedent to entering into the Indenture, that Indemnitor shall have executed and delivered this Indemnity for the benefit of the Trustee and the ratable benefit of the Holders.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Recitals. The Recitals are incorporated herein by this reference.

         2. Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the Indenture. For purposes of this Indemnity, the following terms have the meanings set forth below.

              "Adjacent Property" means any property so situated as to pose a risk that a Hazardous Material could spread onto the Trust Property.

              "Environmental Laws" collectively means and includes any and all applicable present and, other than with respect to Section 3, future local, state and federal law relating to the environment and environmental conditions, including, without limitation, the Colorado Air Quality Control Act, Colo. Rev. Stat. ssss 25-7-101 et seq.; the Colorado Water Quality Control Act, Colo. Rev. Stat. ssss 25-8-101 et seq.; the Hazardous Waste Statute, Colo. Rev. Stat.

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ssss 25-15-101 et seq.; the Hazardous  Waste Sites Cleanup  Statute,  Colo. Rev.
Stat. ssss 25-16-101 et seq.; the Petroleum Storage Tank Statute, Colo. Rev. Stat. ssss 8-20.5-101 et seq.; the Radiation Control Act, Colo. Rev. Stat. ssss 25-11-101 et seq.; the Colorado Hazardous Substance Incidents Statute, Colo. Rev. Stat. ssss 29-22-101 et seq.; the Colorado Hazardous Substances Act of 1973, Colo. Rev. Stat. ssss 25-5-501 et seq.; the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. ss 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42
U.S.C.   ssss   9601-9657,   as  amended  by  the   Superfund   Amendments   and
Reauthorization Act of 1986 ("SARA"), the Hazardous Materials Transportation Act, 49 U.S.C. ss 6901, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ssss 1251 et seq.; the Clean Air Act, 42 U.S.C. ssss 741 et seq.; the Clean Water Act, 33 U.S.C. ss 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. ssss 2601-2629, the Safe Drinking Water Act, 42 U.S.C. ssss 300f-300j, or any other similar federal, state or local law of similar effect, each as amended, and any and all regulations, orders, and decrees now or hereafter promulgated thereunder or any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution or protection of human health or the environment, as now or may at any time hereafter be in effect.

              "Hazardous Materials" means (i) those substances deemed hazardous, toxic, contaminating or polluting under any Environmental Law or by any governmental agency pursuant to any Environmental Law, including, without limitation, asbestos, petroleum products or by-products (including, without limitation, crude oil or any fraction thereof), the group of organic compounds known as polychlorinated biphenyls, radon gas, urea formaldehyde, radioactive materials, toxic, infectious, reactive, corrosive, ignitable or flammable chemicals and chemicals known to cause cancer or adverse health effects; and
(ii) any items included in the definition of hazardous or toxic waste, materials or substances under any Environmental Law.

              "Material Adverse Effect" means any event, matter, condition or circumstance which (i) has or would reasonably be expected to have a material adverse effect on the business, properties, results of operations, or financial condition of Indemnitor and its Subsidiaries, taken as a whole; or (ii) would materially impair the ability of Indemnitor or any other Person to perform or observe its obligations under or in respect of the Indenture, this Indemnity, any Collateral Document, or any other document entered into by Indemnitor in connection with the foregoing (collectively, the "Transaction Documents"), in whole or part, or (iii) affects the legality, validity, binding effect or enforceability of any of the Indenture or any other Transaction Document, in whole or in part, or the perfection or priority of, or the ability to exercise remedies with respect to, the Liens granted to the Trustee.

              "Premises" means the real property, together with any additional real property hereafter encumbered by the Lien of the Deed of Trust, and all improvements now or hereafter located thereon, and all rights and interests of the Company therein.

         3. Representations and Warranties. Except as would not constitute a Material Adverse Effect or except as otherwise set forth on Schedule 1, Indemnitor represents and warrants that (1) no Hazardous Material has been installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored or disposed of in, on or under the Trust Property, including, without limitation, the surface and subsurface waters of the Trust Property,

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except in compliance in all material  respects with  Environmental  Laws; (2) no activity has been undertaken on the Trust Property by Indemnitor, its agents, employees or contractors or to its knowledge any other Person, which would cause, or has caused, (i) the Trust Property to become a hazardous waste treatment, storage or disposal facility within the meaning of, or otherwise violate, any currently effective Environmental Law, (ii) a release or threatened release of Hazardous Materials from the Trust Property within the meaning of, or otherwise violate, any currently effective Environmental Law, or (iii) the discharge or emission of Hazardous Materials which would require a permit under any currently effective Environmental Law that has not been obtained and is in full force and effect; (3) no conditions caused by Indemnitor, its agents, employees or contractors or, to its knowledge, any other Person, with respect to the Trust Property cause a violation or support a claim under any currently effective Environmental Law; (4) to the best of Indemnitor's knowledge after due inquiry, no underground storage tanks are located on the Trust Property or have been located on the Trust Property and subsequently removed or filled; (5) with respect to the Trust Property, Indemnitor has not received any notice at any time that it is or was claimed to be in violation of or in non-compliance with the conditions of any currently effective Environmental Law; and (6) there is not now pending or threatened any action, judgment, claim, consent decree, judicial or administrative orders or agreements, or governmental liens with respect to Indemnitor or the Trust Property relating to any currently effective Environmental Law.

         4. Covenants. Indemnitor covenants: (i) that no Hazardous Materials shall be installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored or disposed of in, on or under the Trust Property, except in all material respects in compliance with all applicable rules, regulations and laws; (ii) that no activity shall be undertaken on the Trust Property which would cause (A) the Trust Property to become a hazardous waste treatment, storage or disposal facility, as such terms are defined and classified under any Environmental Law, (B) a release or threatened release of Hazardous Materials on or from the Trust Property within the meaning of, or otherwise violate, any Environmental Law (except as expressly permitted in writing by a governmental authority), or (C) the discharge of Hazardous Materials into any watercourse, body of surface or subsurface water or wetland, or the discharge into the atmosphere of any Hazardous Materials, that would require a permit under any Environmental Law and for which no such permit has been issued; (iii) that no activity shall be undertaken or permitted to be undertaken by Indemnitor on the Trust Property which would reasonably be expected to result in a violation under any Environmental Law; (iv) that soils excavated during construction and groundwater generated during dewatering activities on the Trust Property shall be handled and disposed of in compliance with Environmental Laws in all material repects; and (v) promptly following completion of any remedial actions imposed upon Indemnitor under any Environmental Law by a governmental agency in response to a violation of
Environmental Laws or any environmental permits, licenses, approvals or authorizations or a release of Hazardous Materials at or from the Trust Property, Indemnitor shall obtain and deliver to the Trustee, either (x) an environmental report in form and substance reasonably acceptable to the Trustee from an environmental consultant reasonably acceptable to the Trustee, stating that all required action has been taken, and that upon completion of such action, the Trust Property is, to the knowledge of such professional, then in compliance with applicable Environmental Laws, or (y) a statement

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from the  governmental  agency that  required such action to the effect that all required action has been taken to its satisfaction.

         5. Indemnities. Indemnitor hereby agrees to unconditionally indemnify, defend, and hold the Trustee and the Holders harmless against: (1) any loss, fines, penalties, actions, suits, proceedings, liability, damage, expense or claim incurred in connection with, arising out of, resulting from or incident to the application of any Environmental Law with respect to the Trust Property; (2) any breach of any representation or warranty or the inaccuracy of any representation made by Indemnitor in or pursuant to this Indemnity; (3) any breach of any covenant or agreement made by Indemnitor in or pursuant to this Indemnity; (4) any liability or obligation arising out of CERCLA, any equivalent state statute or any other Environmental Law which may be incurred or asserted against the Trustee or the Holders, directly or indirectly, under Environmental Laws, with respect to the Trust Property; and (5) any other loss, liability, damage, expense or claim which may be incurred by or asserted against the Trustee or the Holders, directly or indirectly, resulting from the presence of Hazardous Material on the Trust Property. Notwithstanding anything herein to the contrary, this Indemnity shall not be construed to impose liability on Indemnitor for Hazardous Materials placed, released or disposed of on the Trust Property or any obligation or liability under Environmental Law (except to the extent of Indemnitors' or its agents', employees' or contractors' fault) (i) after the date of foreclosure, assignment (other than an assignment by the Trustee to a successor trustee under the Indenture) or sale, (ii) after the acceptance by the Trustee of a deed in lieu of foreclosure, (iii) during any period during which a receiver appointed upon the request or petition of the Trustee is in possession of the Trust Property or the Trustee operates the Trust Property as a mortgagee in possession, or (iv) to the extent such liability arises from the gross negligence or willful misconduct of the Trustee or any indemnitee hereunder.

         6. Duration of Indemnity. The duration of Indemnitor's obligations hereunder shall cease upon repayment of the Notes and/or the release of the Deed of Trust; provided, however, that Indemnitor's obligations with respect to Sections 5 and 9 shall not cease until the expiration of the statute of limitations period applicable to the subject matter of the underlying claim.

         7. Notices from Indemnitor. Indemnitor shall, promptly after obtaining knowledge thereof, advise the Trustee in writing of (i) any governmental or regulatory actions instituted or threatened in writing under any Environmental Law affecting the Trust Property or this Indemnity or any requirement by a government or regulatory agency to take material response action with respect to the presence of Hazardous Materials on the Trust Property, including, without limitation, any notice of inspection (other than routine inspections), abatement or noncompliance; (ii) all claims made or threatened in writing by any third party against Indemnitor or the Trust Property relating to any Hazardous Material or a violation of an Environmental Law with respect to the Trust Property; and (iii) Indemnitor's discovery of any occurrence or condition on the Trust Property or any Adjacent Property that would reasonably be expected to subject Indemnitor or the Trust Property to (A) a material claim under any Environmental Law or (B) any restriction on ownership, occupancy, transferability or material change in use of the Trust Property under any Environmental Law. Indemnitor shall deliver to the Trustee such documentation or records as the Trustee may reasonably request and that are susceptible of being obtained by Indemnitor relating

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

to the Trust Property in relation to any Environmental Law without undue cost or expense and without the necessity for initiating legal proceedings to obtain the same.

         8. Notice of Claims Against Indemnitees. The Trustee agrees that it shall provide Indemnitor with written notice of any claim or demand that the Trustee has determined could give rise to a right of indemnification under this Indemnity; provided that the failure to give any such notice shall not limit Indemnitor's obligations hereunder. Such notice shall be given a reasonable time after the Trustee becomes aware of the relevant facts and shall specify, to the best of the Trustee's knowledge, the facts giving rise to the alleged claim, and the amount, to the extent determinable, of liability for which indemnity is asserted. Indemnitor agrees that in any action, suit or proceeding brought against the Trustee or any Holder of a Note, the Trustee or such Holder, as the case may be, may be represented by counsel chosen by the Trustee or such Holder, as the case may be, without affecting or otherwise impairing this Indemnity and, to the extent fees and disbursements to such counsel are reasonably incurred in protecting the Trustee's or such Holder's interests, to pay such fees and disbursements. The Trustee agrees that, as to any action, suit or proceeding for which Indemnitor has acknowledged in writing and undertaken its obligation to indemnify, defend and hold the Holders harmless with respect thereto, the Trustee will not settle or otherwise compromise any such action, suit or proceeding without the prior written consent of Indemnitor, which consent shall not be unreasonably withheld or delayed. If, as to any such action, suit or proceeding for which Indemnitor has acknowledged in writing and undertaken their obligation to indemnify, defend and hold the Holders harmless with respect thereto, without obtaining the prior written consent in writing of Indemnitor, the Trustee compromises or otherwise settles such action, suit or proceeding, any such compromise or settlement without the consent of Indemnitor shall not be binding upon Indemnitor. Indemnitor agrees that it will not settle or compromise such action, suit or proceeding without the Trustee's prior written consent, which consent shall not be unreasonably withheld or delayed.

         9. Payment of the Trustee's Expenses. If i) after notice of claim under
Section 8 the Trustee retains counsel for advice or other representation in any litigation, contest, dispute, suit or proceeding (whether instituted by the Trustee, Indemnitor, or any other party, including any governmental agency charged with enforcement of any Environmental Law) in any way relating to this Indemnity, or ii) pursuant to efforts initiated in good faith to enforce this Indemnity, then all of the reasonable attorneys' fees arising from such services and all related expenses and court costs shall be payable by Indemnitor within thirty (30) days after demand.

         10. Environmental Inspections. With written notice during regular business hours (or with such notice and upon such terms as are reasonable in light of the circumstances), the Trustee may enter the Trust Property to ascertain its environmental condition and with the reasonable belief that there has been, or could be, a release or threatened release of Hazardous Materials or a violation of Environmental Laws may sample building materials, take soil samples and/or test borings, and otherwise inspect the Trust Property. The Trustee shall conduct such inspection in a reasonable manner so as to not unduly disrupt the operation of Indemnitor and its contractors.

         11. Obligations Absolute; Waivers. Except as otherwise provided in Sections 5, 6, and 8, the obligations of Indemnitor hereunder shall remain in full force without regard to, and shall not be impaired by the following, any of which may be taken in such manner, upon such terms and

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at such times as the Trustee,  in  accordance  with the terms of the  Indenture, this Indemnity, any Collateral Document, or any other document entered into by Indemnitor in connection with the foregoing, deems advisable, without the consent of, or notice to, Indemnitor (except to the extent that it may be entitled to consent or notice, in its capacity as an Issuer), nor shall any of the following give Indemnitor any recourse or right of action against the Trustee or any holder of a Note: (i) any express amendment, modification, renewal, addition, supplement, extension or acceleration of or to the Notes or the Indenture, this Indemnity, any Collateral Document, or any other document entered into by Indemnitor in connection with the foregoing (including, without limitation, this Indemnity, unless expressly agreed by the parties hereto in writing); (ii) any exercise or non-exercise by the Trustee of any right or privilege under the Indenture, this Indemnity, any Collateral Document, or any other document entered into by Indemnitor in connection with the foregoing;
(iii) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to Indemnitor, or any affiliate of Indemnitor, or any action taken with respect to this Indemnity by any trustee or receiver, or by any court, in any such proceeding, whether or not Indemnitor shall have had notice or knowledge of any of the foregoing; (iv) any release, waiver or discharge of Indemnitor (other than under this Indemnity) or any endorser or other guarantor from liability under any of the Indenture, this Indemnity, any Collateral Document, or any other document entered into by Indemnitor in connection with the foregoing or Indemnitor's grant to the Trustee of a security interest, Lien or encumbrance in any of Indemnitor's property; (v) unless expressly agreed by the parties hereto in writing, any subordination, compromise, settlement, release (by operation of law or otherwise), discharge, compound, collection, or liquidation of the Indenture, this Indemnity (unless expressly agreed to by the parties hereto in writing), any Collateral Document, or any other document entered into by Indemnitor in connection with the foregoing or any collateral described in the Indenture, this Indemnity, any Collateral Document, or any other document entered into by Indemnitor in connection with the foregoing or otherwise, or any substitution with respect thereto; (vi) any assignment or other transfer of the Indenture, this Indemnity, any other Collateral Document, or any other document entered into by Indemnitor in connection with the foregoing, in whole or in part; (vii) any acceptance of partial performance of any of the obligations of Indemnitor under the Indenture, this Indemnity, any other Collateral Document, or any other document entered into by Indemnitor in connection with the foregoing; (viii) any consent to the transfer of any collateral described in the Indenture, this Indemnity, any Collateral Document, or any other document entered into by Indemnitor in connection with the foregoing or otherwise; and (ix) any bid or purchase at any sale of the collateral described in the Indenture, this Indemnity, any Collateral Document, or any other document entered into by Indemnitor in connection with the foregoing.

     Except  as  otherwise  provided  in  Sections  5, 6, and 8, the  Indemnitor unconditionally waives any defense to the enforcement of this Indemnity, including, without limitation: (1) all presentments, demands (except as provided herein and in the Transaction Documents), demands for performance, notices of nonperformance, protests, notices of protest, dishonor, nonpayment, partial payment or default, notices of acceptance of this Indemnity and all other notices and formalities to which the Indemnitor may be entitled; (2) any right to require the Trustee to proceed against any guarantor or to proceed against or exhaust any collateral described in the Indenture, this Indemnity, any Collateral Document, or any other document entered into by

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

Indemnitor in connection with the foregoing or to pursue any other remedy whatsoever; (3) the defense of any statute of limitations affecting the liability of Indemnitor hereunder, the liability of Indemnitor or any guarantor under the Indenture, any Collateral Document, or any other document entered into by Indemnitor in connection with the foregoing, or the enforcement hereof, to the extent permitted by law; (4) any defense arising by reason of any invalidity or unenforceability of the Indenture, any Collateral Document, or any other document entered into by Indemnitor in connection with the foregoing or any guarantor or of the manner in which the Trustee has exercised its remedies under the Indenture, this Indemnity, any Collateral Document, or any other document entered into by Indemnitor in connection with the foregoing; (5) any defense based upon any election of remedies by the Trustee, including, without limitation, any election to proceed by judicial or nonjudicial foreclosure of any security, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies (including, but not limited to, remedies relating to real property or personal property security) that destroys or otherwise impairs the rights of Indemnitor to proceed against any other indemnitor or any other guarantor for reimbursement, or both; (6) any duty of the Trustee to advise Indemnitor of any information known to the Trustee regarding the financial condition of any guarantor or of any other circumstance affecting any guarantor's ability to perform its obligations to the Trustee, it being agreed that Indemnitor assumes the responsibility for being and keeping informed regarding such condition or any such circumstances; (7) any right of subrogation and any rights to enforce any remedy that the Trustee now has or may hereafter have against any guarantor and any benefit of, and any right to participate in, any security now or hereafter held by the Holders, until all obligations under the Indenture, this Indemnity, any Collateral Document, or any other document entered into by Indemnitor in connection with the foregoing have been fully paid and indefeasibly performed; and (8) to the extent permitted by law, any right to assert against the Trustee or any holder of a Note any legal or equitable defense, counterclaim, set-off or crossclaim that it may now or at any time or times hereafter have against any other indemnitor.

         12. No Waiver. Indemnitor's obligations hereunder shall in no way be impaired, reduced or released by reason of the Trustee's omission or delay to exercise any right described herein or in connection with any notice (except for notices required of the Trustee pursuant to this Indemnity), demand, warning or claim regarding violations of any Environmental Laws governing the Trust Property, except as expressly provided in Section 5 hereof.

         13. Recourse.

              (a) Indemnitor agrees that the obligations of Indemnitor hereunder are separate, independent of and in addition to Indemnitor's obligations under the Indenture or any other Transaction Document.

              (b) Indemnitor agrees that a separate action may be brought to enforce the provisions of this Indemnity, which shall in no way be deemed to be an action on the Notes, whether or not the Trustee would be entitled to a deficiency judgment following a judicial foreclosure or sale under any Deed of Trust. Indemnitor waives any right to require that any action be brought by the Trustee or any holder of a Note against Indemnitor or any other Person, or that any other remedy under the Indenture, this Indemnity, any other Collateral Document, or

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

any other document entered into by Indemnitor in connection with the foregoing be exercised. The Trustee may, at its option, proceed against Indemnitor in the first instance to collect monies when due or to obtain performance under this Indemnity, without first proceeding against Indemnitor or any other indemnitor or any other Person and without first resorting to any other indemnity, the Indenture, this Indemnity, any Collateral Document, or any other document entered into by Indemnitor in connection with the foregoing or any other remedy under the Indenture, this Indemnity, any Collateral Document, or any other document entered into by Indemnitor in connection with the foregoing.

              (c) This Indemnity is not given as additional security for the Notes and is entirely independent of the Notes (except as provided in Section
5), and shall not be measured or affected by any amounts at any time owing under the other Transaction Documents, the sufficiency or insufficiency of any collateral (including without limitation the Premises) given to the Trustee to secure repayment of the Notes, or the consideration given by the Trustee or any other party in order to acquire the Premises or any portion thereof. None of the obligations of Indemnitor hereunder shall be in any way secured by the lien of the Deed of Trust or any other Transaction Document.

         14. Successors and Assigns. Subject to the provisions of Sections 5 and 6, this Indemnity shall be continuing, irrevocable and binding on Indemnitor and its successors and assigns, and this Indemnity shall be binding upon and shall inure to the benefit of the Trustee and each Holder and their respective successors and assigns. The death or dissolution of Indemnitor shall not affect this Indemnity or any of Indemnitor's obligations hereunder. It is agreed by Indemnitor that its liabilities hereunder are not contingent on the signature of any other indemnitor under any other indemnity.

         15. Notices. All notices, demands and other communications under this Indemnity shall be given in accordance with Section 11.2 of the Indenture.

         16. Entire Agreement. This Indemnity constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter contained in this Indemnity.

         17. Amendment and Waiver. This Indemnity may not be amended except by a writing signed by all the parties, nor shall observance of any term of this may be waived except with the written consent of the Trustee.

         18. Governing Law. This Indemnity shall be governed and construed as to interpretation, enforcement, validity, construction, effect and in all other respects by the laws, statutes and decisions of the State of New York, without regard to the principles of conflict of laws thereof.

         19. Counterparts. This Indemnity may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement.

         20. Severability. All provisions contained in this Indemnity are severable and the invalidity or unenforceability of any provision shall not affect or impair the validity or enforceability of the remaining provisions of this Indemnity.

         21. Headings. The descriptive headings of the Sections of this Indemnity are inserted for convenience only and do not constitute a part of this Indemnity.



                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, this Environmental Indemnity has been executed as of the date first above written.



TRUSTEE:                          IBJ WHITEHALL BANK & TRUST COMPANY,
                                   a New York banking association,

                                  By:
                                     ---------------------------------
                                  Name:
                                  Title:



INDEMNITOR:                       RIVIERA BLACK HAWK, INC.,
                                  a Colorado corporation


                                  By:
                                     ---------------------------------
                                  Name:
                                  Title:





                   [Signature page to Environmental Indemnity]

                                   SCHEDULE 1


                              [Company to Provide]






                                  Schedule 1-1